Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	$166,885,614(1)	.0000927	$15,470(2)

Fees Previously Paid	$15,470		$15,470(3)

Total Transaction Valuation	$166,885,614

Total Fees Due for Filing			$0

Total Fees Previously Paid			$15,470

Total Fee Offsets			$15,470

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM 14A	001-33761	August 22, 2022		$15,470

Fee Offset Sources	Pzena Investment Management, Inc.	PREM 14A	001-33761		August 22, 2022		$15,470(3)

(1)

Estimated solely for the purposes of calculating the filing fee, as of August 18, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 16,696,696 shares of Class A common stock, par value $0.01 per share, of Pzena Investment Management, Inc. (the “Company”) multiplied by the per share merger consideration of $9.60; (b) the product of 189,539 shares of Company Class A common stock underlying in-the-money Company stock options and $1.95 (which is the difference between the per share merger consideration of $9.60 and the weighted average exercise price of the in-the-money Company stock options of $7.65); and (c) the product of 648,722 shares of Company Class A common stock underlying outstanding deferred stock units corresponding to a share of Company Class A common stock and the per share merger consideration of $9.60.

(2)

The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $166,885,614 by .0000927.

(3)	The Company previously paid $15,470 upon the filing of its Preliminary Proxy Statement on Schedule 14A on August 22, 2022 in connection with the transaction reported hereby.